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                                                                     Exhibit 8.1

                   [LETTERHEAD OF THELEN REID & PRIEST LLP]

                                                     New York, New York
                                                     March 24, 1999

Florida Progress Corporation
One Progress Plaza, 11th Floor
St. Petersburg, Florida 33701

Florida Progress Funding Corporation
c/o Florida Progress Corporation
One Progress Plaza
St. Petersburg, Florida 33701

FPC Capital I
c/o Florida Progress Corporation
One Progress Plaza
St. Petersburg, Florida 33701


Ladies and Gentlemen:

          Reference is made to the prospectus which constitutes part of the registration statement on Form S-3 ("Registration Statement"), to be filed by Florida Progress Corporation, Florida Progress Funding Corporation, FPC Capital I and FPC Capital II with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933, as amended, as supplemented by a Prospectus Supplement dated on or about the date hereof (the "Prospectus") for the registration of, among other things, Cumulative Quarterly Income Preferred Securities ("QUIPS") of FPC Capital I.

          We are of the opinion that the statements set forth under the caption "United States Federal Income Tax Considerations" in the Prospectus constitute an accurate description of the material United States federal income tax considerations that may be relevant to the prospective purchasers of the QUIPS. This opinion is limited to the facts and law at the date hereof.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Prospectus under the caption "United States Federal Income Tax Considerations."


                                              Very truly yours,

                                              THELEN REID & PRIEST LLP